Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

The Board of Directors ("Board") of Central Pacific Bank, Honolulu, Hawaii ("Bank") agree to take the actions outlined below to correct the less than satisfactory conditions detailed in the Safety and Soundness Report of Visitation dated February 15, 2011 ("Report"), prepared by the Federal Deposit Insurance Corporation ("FDIC").  The Board also agrees to take other specific actions to correct the less than satisfactory conditions detailed in the August 10, 2010 Safety and Soundness Report of Examination ("ROE"), prepared jointly by the FDIC and the Hawaii Division of Financial Institutions ("HDFI").

This Memorandum of Understanding ("Memorandum") is entered into jointly with the San Francisco Regional Director of the Federal Deposit Insurance Corporation ("Regional Director") and the Commissioner of the Hawaii Division of Financial Institutions ("Commissioner").

Management

1.
During the life of this Memorandum, the Board shall maintain qualified management. Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank.  Such management shall include a chief executive officer, a chief financial officer, and a senior lending officer qualified to restore the bank to satisfactory condition.  The qualifications of management shall be assessed on its ability to:

a) Comply with the requirements of this Memorandum;

b) Operate the Bank in a safe and sound manner;

c) Comply with applicable laws and regulations; and

d) Restore all aspects of the Bank to a safe and sound condition.

2.
During the life of this Memorandum, the Bank shall notify the Regional Director and Commissioner, in writing, when it proposes to add or replace any individual on the Board, or to employ any individual, or change the responsibilities of any individual, to act as a senior executive officer.  The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual to be added to the Board or employed.  The Bank may not add any individual to its Board or employ any individual as a senior executive officer until the Regional Director and the Commissioner have issued their notice of non-disapproval.

3.
Within 60 days from the effective date of this Memorandum, the Board shall ensure that all violations of law and regulation identified in the ROE have been corrected.  The Board will also ensure that policies, procedures, controls, and systems are effectively implemented as a means of ensuring ongoing compliance with all laws and regulations.

Asset Quality

4.	(a) During the life of this MEMORANDUM, the Bank will take all necessary actions to improve asset quality and reduce the levels of adversely classified and nonperforming assets.

(b) By September 30, 2011, the Bank shall have reduced the assets (including loans and other real estate) classified "Substandard" or "Doubtful" on the bank ' s internal loan and problem asset reports as of December 31, 2010, to not more than 65 percent of Tier 1 capital and allowance for loan and lease losses ("ALLL").

(c) By March 31, 2012, the Bank shall have reduced the assets classified "Substandard" or "Doubtful " on the bank's internal loan and problem asset reports as of December 31, 2010, to not more than 50 percent of Tier 1 capital and allowance for loan and lease losses ("ALLL").

5.
The Bank shall not extend, directly or indirectly, any additional credit defined as a further advance under an existing loan, a new loan, or an increase in an existing loan to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off, or classified, in whole or in part, "Substandard"; "Doubtful", or "Loss", and is uncollected.  This provision shall not apply if the Bank is contractually obligated to fund the additional credit under its loan documents or the Bank's failure to extend additional credit to a particular borrower would be detrimental to the best interests of the Bank.

Prior to funding the additional credit in the form of a further advance under an existing loan, such additional credit shall be approved by the Bank's Chief Credit Officer.  On a monthly basis , the Chief Credit Officer shall provide the Bank ' s Management Loan Committee and Directors Loan Committee a detailed summary of advances approved and shall certify in writing:

a) the failure of the Bank to fund the further advance would be detrimental to the best interest of the Bank;

b) that the Bank is contractually obligated to fund the further advance under its existing loan document; and,

c) the Borrower is not in default of the terms and conditions of the existing loan document.

Prior to funding the additional credit in the form of a new loan or increase in an existing loan commitment, such additional credit shall be approved by the Bank's Management Loan Committee and Directors Loan Committee, who shall certify in writing:

a)	why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

b)	that the Bank's position would be improved thereby; and,

c)	how the Bank's position would be improved.

The signed certification shall be made part of the minutes of the board committee, and a copy of the approved certification shall be retained in the borrower's credit file.

Allowance for Loan and Lease Loss

6.	The Bank shall maintain an adequate allowance for loan and lease losses (ALLL).

7.
Within 60 days from the effective date of this Memorandum, the Bank shall further revise, and at a minimum, correct the findings included in the Report.  The Bank shall also complete ongoing reviews to ensure that the bank's methodology and policy for determining the adequacy of the ALLL are appropriate.

Capital

8.	(a)
During the life of this MEMORANDUM, the Bank shall maintain its Tier 1 capital in such an amount to ensure that the Bank's leverage ratio equals or exceeds 8.0 percent.  In the event the Tier 1 leverage capital ratio falls below 8.0 percent, the Regional Director and the Commissioner shall be notified in writing, and capital shall be increased in an amount sufficient to meet the ratio required by this provision within 30 days.

(b)           Within 60 days from the effective date of this MEMORANDUM, the Bank shall develop and adopt a plan ("Capital Plan") to maintain the capital requirements of this MEMORANDUM.  In developing the Capital Plan, the Bank must take into consideration:

i.      volume of the Bank's adversely classified and nonperforming assets;

ii.      nature and level of the Bank' s asset concentrations;

iii.      adequacy of the Bank 's ALLL;

iv.      anticipated level of retained earnings;

v.      anticipated and contingent liquidity needs; and

vi.      source and timing of additional funds to fulfill future capital needs.

The Capital Plan and its implementation shall be acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

(c)           The level of capital to be maintained shall be in addition to a fully funded ALLL, the adequacy of which shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

(d)           During the life of this Memorandum, the Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Commissioner.

Strategic and Profitability Planning

9.
Within 90 days from the effective date of this MEMORANDUM, the Bank shall develop or revise, adopt, and implement a written three-year Strategic and Profitability Plan ("Strategic Plan") to improve the Bank's profitability and risk profile.  The Strategic Plan shall address, at a minimum, goals and strategies for improving and sustaining the earnings of the Bank, and include:

(i)	an identification of the major areas in which, and means by which, the Board of Directors will seek to improve the Bank's operating performance;

(ii)	realistic and comprehensive budgets;

(iii)	a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections; and

(iv)	a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components.

The Strategic Plan and its implementation shall be acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

Information Technology

10.
Within 60 days from the effective date of this Memorandum, the Board shall ensure that information technology (IT) related weaknesses identified in the ROE have been corrected.  The Board should also ensure that comprehensive IT policies and procedures have also been effectively developed and implemented for all aspects of IT operations.

Trust

11.
Within 90 days from the effective date of this Memorandum, the Board shall ensure that Trust-related weaknesses identified in the ROE have been corrected.  The Board should also ensure that comprehensive Trust policies and procedures have also been effectively developed and implemented for all aspects of the Bank's Trust operations.

Progress Reports

12.
Within 30 days after the end of the first quarter following the effective date of this Memorandum, and within 30 days after the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and Commissioner detailing the form and manner of any actions taken to secure compliance with this Memorandum and the results thereof.  The progress reports shall include a budget variance report and updates regarding the Bank's profitability.  Such reports may be discontinued when the corrections required by this Memorandum have been accomplished and the Bank has been released, in writing by the Regional Director and Commissioner, from submitting further reports.

The provisions of this Memorandum shall be binding upon the Bank, and any institution-affiliated party as such term is defined in section 3(u) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(u), to include, its directors, officers, employees, agents, successors, assigns, and other persons participating in the conduct of the affairs of the bank.

This MEMORANDUM shall become, effective on the date below.

The provisions of this MEMORANDUM shall remain effective except to the extent that, and until such time as, any provisions of this MEMORANDUM shall have been modified, terminated, suspended, or set aside by the FDIC and HDFI.

Dated this 5th day of May, 2011.

FEDERAL DEPOSIT INSURANCE CORPORATION

By:           /s/ Louis C.C. Cheng
Mr. Stan Ivie
Regional Director

HAWAII DIVISION OF FINANCIAL INSTITUTIONS

By:	/s/ Iris Ikeda Catalani
Ms. Iris Ikeda Catalani
Commissioner

By:  CENTRAL PACIFIC BANK BOARD OF DIRECTORS

/s/ Alvaro J. Aguirre Alvaro J. Aguirre /s/ Christine H. H. Camp Christine H.H. Camp /s/ Earl E. Fry Earl E. Fry /s/ Duane K. Kurisu Duane K. Kurisu /s/ Crystal K. Rose Crystal K. Rose	/s/ James F. Burr James F. Burr /s/ John C. Dean John C. Dean /s/ Paul J. Kosasa Paul J. Kosasa /s/ Colbert M. Matsumoto Colbert M. Matsumoto